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                  SUPPLEMENTAL RETIREMENT PLAN

                               OF

                        RISER FOODS, INC.


                            Preamble


    This Plan is designed to enhance the earnings and growth of the Participating Company. The Plan rewards selected key Employees with retirement and survivor benefits. Such benefits are intended to supplement retirement and survivor benefits from other sources. By providing such supplemental benefits, the Plan enables the Participating Company to attract superior key Employees, to encourage them to make careers with the Participating Company, and to give them additional incentive to make the Participating Company more profitable.

      ARTICLE I.  REFERENCES, CONSTRUCTION AND DEFINITIONS

    Unless otherwise indicated, all references to articles, sections and subsections shall be to the Plan as set forth in this document. The Plan and all rights thereunder shall be construed and enforced in accordance with ERISA and, to the extent that state law is applicable, the laws of the State of Ohio. The article titles and the captions preceding sections and subsections have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision. When the context so requires, the singular includes the plural. Whenever used herein and capitalized, the following terms shall have the respective meanings indicated unless the context plainly requires otherwise.


    l.1 Accrued SERP Benefit: The monthly amount determined by multiplying the Participant's SERP Target Benefit times the Participant's Vested Percentage.

    l.2 Affiliate: The Company, any corporation with respect to which the Company owns, directly or indirectly, 50 percent or more of the corporation's outstanding capital stock, and any other entity the Board designates an Affiliate.

    l.3 Authorized Leave of Absence: Either (a) a leave of absence authorized by the Participating Company provided that the Employee returns within the period specified, or (b) an absence required to be considered an Authorized leave of Absence by applicable law.


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    l.4  Beneficiary:  The beneficiary or beneficiaries designated by a Participant pursuant to Article VIII to receive the benefits, if any, payable on behalf of the Participant under the Plan after the death of such Participant, or, when there has been no such designation or an invalid designation, the individual or entity, or the individuals or entities, who will receive such amount.

    1.5  Board:  The Board of Directors of the Company.

    1.6 Code: The Internal Revenue Code of l986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

    1.7 Committee: The Committee provided for in Article VII and responsible for administering the Plan.

    l.8 Company: Riser Foods, Inc., a Delaware corporation, or any entity which succeeds to its right and obligations with respect to the Plan.

    1.9 Deferred Retirement: Termination of Employment, other than on account of death, after the date the Participant attains
Normal Retirement Age.

    1.10 Disability Retirement: With respect to a Participant who incurs a Termination of Employment on account of Total Disability, the Participant shall be deemed to have taken Disability Retirement upon the earlier of attaining Normal Retirement Age or satisfying the age and Service requirements for Early Retirement, provided the Participant's Total Disability continues until such Disability Retirement.

    1.11 Early Retirement: Termination of Employment, other than on account of death, after attaining age 55 (but prior to attaining Normal Retirement Age), completing l0 Years of Service, and completing 5 years of participation in the Plan.

    l.12   Effective Date:  July l, l994.

    l.13 Employee: A person who is a common law employee of the Participating Company or an Affiliate.

    l.14 ERISA: The Employee Retirement Income Security Act of l974, as now in effect or as hereafter amended. All citations to sections of ERISA are to such sections as they may from time to time be amended or renumbered.

    l.l5 Insurable Participant: A Participant to whom the Committee has delivered a writing stating that the Participant is an Insurable Participant for purposes of this Plan. The determination of whether a Participant is an Insurable Participant
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shall be made by the Committee in the exercise of its sole and absolute discretion; provided, however, that the Committee shall designate a Participant as an Insurable Participant only if an insurer acceptable to the Committee would, at premium rates acceptable to the Committee, insure the life of the Participant. The Committee shall make such determination as soon as practicable after the Participant commences participation herein, and if the Participant is an Insurable Participant, shall promptly notify the Participant.

    l.l6 Normal Retirement: Termination of Employment, other than on account of death, on the date the Participant attains Normal
Retirement Age.

    l.l7  Normal Retirement Age:  Age 65.

    l.18 Participant: As of any date, any individual who commenced participation in the Plan as provided in Article II and who is either (a) an Employee, (b) a former Employee who is eligible for a benefit under the Plan, or (c) a former Employee who employment terminated on account of Total Disability and who may later become eligible for a benefit under the Plan.

    l.19 Participating Company: The Company or an Affiliate which, by action of its board of directors or equivalent governing body and with the written consent of the Board, has adopted the Plan; provided that the Board may, subject to the foregoing proviso, waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, a Participating Company shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the Participating Company. The term "Participating Company" shall be construed as if the Plan were solely the Plan of such Participating Company, unless the context plainly requires otherwise.

    l.20  Plan:  The Supplemental Retirement Plan (SERP) of Riser
Foods, Inc. as contained herein and as it may be amended from time to time hereafter.

    l.21  Plan Administrator:  The Committee.

    l.22  Retirement:  A Participant's Normal Retirement, Early
Retirement, Deferred Retirement or Disability Retirement. The term "Retire" means the act of taking Retirement.

    l.23 SERP Agreement: The agreement the Participating Company and the Participant enter into pursuant to Article II.
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       1.24  SERP Benefit:  A Participant's SERP Benefit shall be determined by multiplying the Participant's Accrued SERP Benefit, as defined in Section 1.1, with his/her vested percentage as defined in Section 1.33.

    l.25 SERP Target Benefit: A monthly amount equal to the dollar amount set forth in the Participant's SERP Agreement.

    l.26 Service: Employment with the Company or any Affiliate at the Participant's executive level as of the date of the Participant's SERP Agreement; provided, however, that Service does not include periods of employment with an Affiliate rendered prior to the date the Affiliate became an Affiliate. Service may also include any period of a Participant's prior employment by any organization upon such terms and conditions as the Board may approve. Notwithstanding any provision in the Plan to the contrary, periods of Total Disability constitute Service.

    l.27 Severance: Termination of Employment other than on account of Retirement, death or Total Disability or discharge for cause. With respect to a Participant whose employment with the Participating Company or an Affiliate terminates on account of Total Disability, Severance shall occur if and when the Total Disability ceases prior to Disability Retirement and the Participant does not return to the employment of the Participating Company or an Affiliate. A "Severed Participant" is a Participant who has incurred a Severance and who has not again become an Employee.

    1.28 Split-Dollar Benefit Agreement: The split-dollar insurance benefit agreement between the Participating Company and the Participant.

    l.29   Surviving Spouse:  The survivor of a deceased
Participant to whom such deceased Participant was legally married
(as determined by the Committee) immediately before the Participant's death.

    l.30 Termination of Employment: A termination of employment with the Participating Company or an Affiliate as determined by the Committee in accordance with reasonable standards and policies adopted by the Committee; provided, however, that the transfer of an Employee from employment by one Participating Company or an Affiliate to employment by another Participating Company or Affiliate shall not constitute a Termination of Employment; and provided further that a Termination of Employment shall occur on the earlier of (a) or (b) where:

         (a) is the date as of which an Employee quits, is discharged, terminates employment in connection with incurring a Total Disability, Retires or dies, and
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         (b)  is the first day of absence of an Employee who fails
              to return to employment at the expiration of an Authorized Leave of Absence.

    l.31 Total Disability: A physical or mental condition under which the Participant qualifies for disability benefits under the long-term disability plan of the Participating Company; provided, however, if the Participant is not covered by such plan, the Participant shall be under a Total Disability if the Participant would have qualified for disability benefits under the plan were the Participant covered by the plan. If there is no such plan, the Participant shall be under a Total Disability if, in the determination of the Committee in the exercise of its sole and absolute discretion based upon competent medical evidence, the Participant's physical or mental condition totally and permanently prevents the Participant from performing each of the material duties of the Participant's regular occupation. "Totally Disabled" means being under a Total Disability.

    l.32 Vested Percentage: A Participant's Vested Percentage shall be zero (0) until the Participant completes two (2) years of Service (including any credit specifically provided in the Participant's SERP Agreement). Thereafter, the Participant's Vested Percentage shall increase by 12.50% for each year of Service completed as of the Participant's Severance Date. The foregoing notwithstanding, the Participant's Vested Percentage shall be 100% if he is at least age 65 as of his Severance Date.

    l.33 Years of Plan Participation: With respect to a Participant, the number of periods of l2 consecutive months (no month to be counted more than once) of Service completed while the Participant is a Participant. Because periods of Total Disability constitute Service, a Totally Disabled Participant continues to accrue Years of Service during the period of Total Disability.

    l.34 Years of Service: With respect to a Participant, the number of periods of l2 consecutive months (no month to be counted more than once) of Service. Because periods of Total Disability constitute Service, a Totally Disabled Participant continues to accrue Years of Service during the period of Total Disability.


           ARTICLE II.  ELIGIBILITY AND PARTICIPATION

    2.1 Eligibility. An Employee (a) who is a member of the Participating Company's "select group of management or highly compensated employees", as defined in Sections 20l(2), 30l(a)(3) and 40l(a) of ERISA, as amended, and (b) whom the Committee designates, shall be eligible to become a Participant in the Plan.



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    2.2  Participation.  An Employee who is eligible to become a
Participant shall become a Participant upon the execution and delivery of a SERP Agreement substantially in the form attached hereto as Exhibit A.

    2.3 Duration of Participation. A Participant shall continue to be a Participant until the later of the Participant's
Termination of Employment, the Participant's Severance, or the date the Participant is no longer entitled to a benefit under this Plan.



                ARTICLE III.  RETIREMENT BENEFITS

    3.l  Normal Retirement Benefits.

    (a)  Eligibility.  Upon a Participant's Normal Retirement the
Participating Company shall pay the Participant the "Normal
Retirement Benefit" described in this Section 3.l.

    (b)  Commencement and Duration.  Payment of the Normal
Retirement Benefit shall begin in the first month following the participant's Normal Retirement and shall continue in each month thereafter until l80 payments are made or, if later, the Participant's death.

    (c)  Amount.  Each monthly payment of the Normal Retirement
Benefit shall equal the Participant's SERP Benefit.

    3.2  Early Retirement Benefits.

    (a)  Eligibility.  Upon a Participant's Early Retirement the
Participating Company shall pay the Participant the "Early
Retirement Benefit" described in subSection 3.2(c).

    (b)  Commencement and Duration.  Payment of the Early
Retirement Benefit shall begin in the first month following the Participant's Early Retirement and shall continue in each month thereafter until l80 payments are made or, if later, the Participant's death.

    (c) Amount. Each monthly payment of the Early Retirement Benefit shall equal the Participant's SERP Benefit reduced by .005 percent for each month by which payment begins before the first month following the month in which the Participant will attain Normal Retirement Age.

    3.3  Deferred Retirement Benefits.

    (a) Eligibility. Upon a Participant's Deferred Retirement the Participating Company shall pay the Participant the "Deferred Retirement Benefit" described in this Section 3.3.
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    (b)  Commencement and Duration.  Payment of the Deferred
Retirement Benefit shall begin in the first month following the Participant's Deferred Retirement and shall continue in each month hereafter until l80 payments are made or, if later, the Participant's death.

    (c)  Amount.  Each monthly payment of the Deferred Retirement
Benefit shall equal the Participant's SERP Benefit.

    3.4  Disability Retirement Benefits.

    (a) Eligibility. Upon a Participant's Disability Retirement and Participating Company shall pay the Participant the "Disability Retirement Benefit" described in this Section 3.4.

    (b) Commencement and Duration. Payment of the Disability Retirement Benefit shall begin in the first month following the Participant's Disability Retirement and shall continue in each month thereafter until l80 payments are made or, if later, the Participant's death.

    (c) Amount. Each monthly payment of the Severance Benefit shall equal the Participant's SERP Benefit.

    3.5  Payments to Beneficiary.

    (a)  If a Participant otherwise then entitled to a Retirement
Benefit under this Article III dies before payment of the benefit has begun, then payment of the Retirement Benefit shall be made to such Participant's Beneficiary.

    (b) If a Participant dies after the Participant has begun receiving a Retirement Benefit under this Article III but prior to complete payment of the benefit, then the monthly payments remaining shall be made to such Participant's Beneficiary.

    3.6 Reemployment. If a Retired Participant again becomes an Employee, there shall be cancelled the Participant's Retirement Benefit payments payable after the date of reemployment. Notwithstanding any provision in the Plan to the contrary, the amount of each monthly payment of the Participant's benefits under this Plan based on the Participant's subsequent Retirement or Termination of Service on account of death shall not be less than the monthly payment of the cancelled Retirement Benefit.


            ARTICLE IV.  PRE-RETIREMENT DEATH BENEFIT

    4.1 Eligibility. Upon the death of a Participant either (a) while an Employee of the Participating Company or an Affiliate, or
(b) while Totally Disabled but prior to Disability Retirement, the Participating Company shall pay the Participant's Beneficiary the "Pre-Retirement Death Benefit" described in this Article IV.
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    4.2  Commencement and Duration.  Payment of the Pre-Retirement
Death Benefit for an Insurable Participant shall be paid as provided in the Participant's Split-Dollar Benefit Agreement. Payment of the Pre-Retirement Death Benefit for a Non-Insurable Participant, i.e. a Participant who at the time of death has not received written notification that he or she is an Insurable Participant, shall begin in the first month following the month of the Participant's death and shall continue in each month thereafter until 180 payments are made.

    4.3 Amount. The Pre-Retirement Death Benefit for an Insurable Participant shall be that set forth in the Participant's Split-Dollar Benefit Agreement. For a Non-Insurable Participant, each monthly payment shall be that set forth in such Participant's SERP Agreement.


                 ARTICLE V.  SEVERANCE BENEFITS

    5.1  Eligibility.  After a Participant's Severance, the
Participating Company shall pay the Participant the "Severance
Benefit" described in this Article V.

    5.2 Commencement and Duration. Payment of the Severance Benefit shall begin the first month following the month in which the Participant attains Normal Retirement Age and shall continue in each month thereafter until 180 payments are made or, if later, the Participant's death.

    5.3 Amount. Each monthly payment of the Severance Benefit shall equal the Participant's SERP Benefit.

    5.4  Payments to Beneficiary.

    (a)  If a Participant entitled to Severance Benefit under this
Article V dies before payment of the benefit has begun, then payment of the Severance Benefit shall be made to such Participant's Beneficiary.

    (b) If a Participant dies after the Participant has begun receiving a Severance Benefit under this Article V but prior to complete payment, then the monthly payments remaining shall be made to such Participant's Beneficiary.

    5.5 Reemployment. If a Severed Participant entitled to a Severance Benefit again becomes an Employee, there shall be cancelled the Participant's Severance Benefit and the Participant's benefits under the Plan shall be based on the Participant's subsequent Termination of Employment. If a Severed Participant not entitled to a Severance Benefit again becomes an Employee, such former Participant shall not commence participation in the Plan unless the Committee, in the exercise of its discretion, notifies
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the former Participant in writing that the former Participant is again eligible to participate in the Plan and the former
Participant enters into a new SERP Agreement pursuant to Article
II.


                     ARTICLE VI.  CONDITIONS

    6.1 Suicide. Notwithstanding any provision in this Plan to the contrary, if any Participant dies as a result of suicide within 24 months of entering into the SERP Agreement, then, except as provided in the Participant's Split-Dollar Benefit Agreement (or for a Non-Insurable Participant in his SERP Agreement) the Participant's benefits under the Plan shall be forfeited and no benefit shall otherwise be paid to the Participant's Beneficiary.

    6.2 Non-Competition. Notwithstanding any provision in this Plan to the contrary, no benefit shall be paid to any Participant or the Participant's Beneficiary under this Plan if the Participant engages or becomes interested in any business which competes with any aspect of the business conducted by the Participating Company or an Affiliate. For this purpose, a business competes with the business of the Participating Company or an Affiliate if it is in the same or similar business as the Participating Company or an Affiliate and does business in any area in which the Participating Company or Affiliate does business or in any area in which the Participating Company or Affiliate will begin doing business in the foreseeable future, and a Participant shall be deemed to be engaged in or to be interested in a business if the Participant is an equity owner, employee, salesman, consultant, director, officer, lender, investor, agent or affiliated with such a business in any other capacity whatever. Passive ownership of less than three percent (3%) of the capital stock of a publicly-traded corporation shall not be deemed a competitive practice under this Section 6.2.

    6.3 Faithful Performance. Anything to the contrary in this Plan notwithstanding, no benefit shall be paid to any Participant or the Participant's Beneficiary under this Plan if the Participant defrauds the Participating Company or an Affiliate, embezzles money or property of the Participating Company or an Affiliate, or willfully discloses without authorization and to the injury of the Participating Company or an Affiliate proprietary or confidential information of the Participating Company or Affiliate.


            ARTICLE VII.  ADMINISTRATION OF THE PLAN

    7.1 Powers and Duties of the Committee. The Committee shall have general responsibility for the administration of the Plan (including but not limited to complying with reporting and disclosure requirements, and establishing and maintaining Plan
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records).  In the exercise of its sole and absolute discretion, the
Committee shall interpret the Plan's provisions and determine the eligibility of individuals for benefits.

    7.2 Agents. The Committee may engage such legal counsel, certified public accountants and other advisers and service providers, who may be advisers or service providers for the Participating Company or an Affiliate, and made use of such agents and clerical or other personnel, as it shall require or may deem advisable for purposes of the Plan. The Committee may rely upon the written opinion of any legal counsel or accountants engaged by the Committee, and may delegate to any such agent or to any subcommittee or member of the Committee its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Committee.

    7.3 Reports to Board. The Committee shall report to the Board or to a committee of the Board designated for that purpose, as frequently as the Board or such committee shall specify, with regard to the matters for which the Committee is responsible under the Plan.

    7.4 Structure of Committee. The Committee shall consist of three or more members, each of whom shall be appointed by, shall remain in office at the will of, and may be removed with or without cause by, the Board. The initial members of the Committee shall be the five (5) persons currently serving as Chairman and President, and as the Executive Compensation Committee, of the Company. Any member of the Committee may resign at any time. No member of the Committee shall be entitled to act on or decide any matter relating solely to such member or any of such member's rights or benefits under the Plan. In the event the Committee is unable to act in any matter by reason of the foregoing restriction, the Board shall act on such matter. Except for employees of the Company who shall not receive any special compensation for serving as a member of the Committee, the members of the Committee shall receive compensation for serving in the capacity as members of the Committee, and all members shall be reimbursed for any reasonable expenses incurred in connection therewith. Except as otherwise required by ERISA, no bond or other security shall be required of the Committee or any member thereof in any jurisdiction. Any member of the Committee, any subcommittee or agent to whom the Committee delegates any authority, and any other person or group of persons, may serve in more than one fiduciary capacity with respect to the Plan.

    7.5 Adoption of Procedures of Committee. The Committee shall establish its own procedures and the time and place for its meetings, and provide for the keeping of minutes of all meetings.
A majority of the members of the Committee shall constitute a quorum for the transaction of business at a meeting of the Committee. Any action of the Committee may be taken upon the
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affirmative vote of a majority of the members of the Committee at a meeting. The Committee may also act without meeting by unanimous written consent.

    7.6 Instructions for Payments. All requests of or directions to the Participating Company for payment or disbursement shall be signed by a member of the Committee or such other person or persons as the Committee may from time to time designate in writing. This person shall cause to be kept full and accurate accounts of payments and disbursements under th Plan.

    7.7 Claims for Benefits. All claims for benefits under the Plan shall be submitted in writing to the Committee. Within a reasonable period of time the Committee shall decide the claim by majority vote in the exercise of its sole and absolute discretion. Written notice of the decision on each such claim shall be furnished within 90 days after receipt of the claim; provided that, if special circumstances require an extension of time for processing the claim, an additional 90 days from the end of the initial period shall be allowed for processing the claim, in which event the claimant shall be furnished with a written notice of the extension prior to the termination of the initial 90-day period indicating the special circumstance requiring an extension. If the claim is wholly or partially denied, such written notice shall set forth an explanation of the specific findings and conclusions on which such denial is based. A claimant may review all pertinent documents and may request a review by the Committee of such a decision denying the claim. Such a request shall be made in writing and filed with the Committee within 60 days after delivery to said claimant of written notice of said decision. Such written request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems necessary to render its decision, and the decision on review shall be made as soon as possible after the Committee's receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant within 60 days after receipt by the Committee of a request for review, unless special circumstances require an extension of time for processing, in which event an additional 60 days shall be allowed for review and the claimant shall be so notified in writing. Written notice of the decision on review shall include specific reasons for such decision. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding andconclusive on all interested parties as to any matter of fact or interpretation relating to the Plan.

    7.8 Hold Harmless. To the maximum extent permitted by law, no member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member's behalf in such member's capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Participating Company shall indemnify and hold harmless,
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directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company's own assets), each member of the Committee and each other officer, employee, or director of the Participating Company or an Affiliate to whom any duty or power relating to the administration or interpretation of the Plan against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Participating Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

    7.9  Service of Process.  The Secretary of the Participating
Company or such other person designated by the Board shall be the agent for service of process under the Plan.


           ARTICLE VIII.  DESIGNATION OF BENEFICIARIES

    8.1 Beneficiary Designation. Every Participant shall file with the Committee a written designation (in substantially the form attached hereto as Exhibit B) of one or more persons as the Beneficiary who shall be entitled to receive the benefits, if any, payable under the Plan after the Participate's death. A Participant may from time to time revoke or change such Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of any date prior to such receipt. All decisions of the Committee concerning the effectiveness of any Beneficiary designation, and the identity of any Beneficiary, shall be final. If a Beneficiary shall die after the death of the Participant and prior to receiving the payment(s) that would have been made to such Beneficiary had such Beneficiary's death not occurred, and no contingent Beneficiary has been designated, then for the purpose of the Plan the payment(s) that would have been received by such Beneficiary shall be made to the Beneficiary's estate.

    8.2 Failure to Designate Beneficiary. If no Beneficiary designation is in effect at the time of a Participant's death, the benefits, if any, payable under the Plan after the Participant's death shall be made to the Participant's Surviving Spouse, if any, or if the Participant has no Surviving Spouse, to the Participant's estate. If the Committee is in doubt as to the right of any person to receive such benefits, the Committee may direct the Participating Company to withhold payment, without liability for any interest thereon, until the rights thereto are determined, or the Committee may direct the Participating Company to pay any such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Participating Company therefor.
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        ARTICLE IX.  WITHDRAWAL OF PARTICIPATING COMPANY

    9.1 Withdrawal of Participating Company. The Participating Company (other than the Company) may withdraw from participation in the Plan by giving the Board prior written notice approved by resolution by its board of directors or similar governing body specifying a withdrawal date, which shall be the last day of a month at least 30 days subsequent to the date which notice is received by the Board. The Participating Company shall withdraw from participating in the Plan if and when it ceases to be either a division of the Company or an Affiliate. The Board may require the Participating Company to withdraw from the Plan, as of any withdrawal date the Board specifies.

    9.2 Effect of Withdrawal. The Participating Company's withdrawal from the Plan shall not in any way reduce or otherwise affect benefits accrued and vested as of the date of withdrawal. With respect to former Employees, "accrued and vested benefits" are benefits to which the former Employees are entitled under the provisions of the Plan as the provisions existed immediately before the withdrawal. With respect to Employees, "accrued and vested benefits" are the benefits to which the Employees would be entitled under the provisions of the Plan as the provisions existed immediately before the withdrawal if their employment had terminated (other than one account of death or Total Disability) on the day before the withdrawal.

    Withdrawal from the Plan by any Participating Company shall not in any way affect any other Participating Company's participation in the Plan.


        ARTICLE X.  AMENDMENT OR TERMINATION OF THE PLAN

    10.1 Right to Amend or Terminate Plan.

    (a) The Board reserves the right at any time to amend or terminate the Plan, in whole or in part, and for any reason and without the consent of any Participating Company, Participant, or Beneficiary. Each Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Board. Upon a Change in Control of the Company, the provisions of the Plan shall become forever fixed and unalterable, and any attempt to amend or terminate the Plan after the Change in Control shall be void and of no effect. "Change in Control" shall be the occasion when the Company is no longer its own independent parent entity.

    (b) In no event shall an amendment or termination made prior to a Change in Control, reduce or otherwise affect benefits accrued and vested as of the date of the amendment or termination. With respect to Participants who are former Employees when the amendment or termination takes effect, "accrued and vested benefits" are benefits to which such Participants are entitled under the provisions of the Plan as the provisions existed immediately before the amendment or termination takes effect. With respect to Participants who are Employees or under a Total Disability when the amendment or termination takes effect, "accrued and vested benefits" are the benefits to which the Employees would be entitled under the provisions of the Plan as the provisions existed immediately before the amendment or termination takes effect if their employment had terminated (other than on account of death or Total Disability) on the day before the Amendment or termination.

    10.2 Notice. Notice of any amendment or termination of th Plan shall be given by the Board or the Committee, whichever adopts the amendment, to the other and all Participating Companies.



               ARTICLE XI.  ADDITIONAL PROVISIONS

    11.1 No Right to Continued Employment. Nothing contained in the Plan shall give any Employee the right to be retained in the employment of the Participating Company of Affiliate or affect the right of any such employer to dismiss any Employee. The adoption and maintenance of the Plan shall not constitute a contract between any Participating Company and Employee or consideration for, or an inducement to or condition of, the employment of any Employee.

    11.2 Payment on Behalf of Payee. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person's affairs because of illness or accident, or is a minor, or has died, then any payment due such person or such person's estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so elects, be paid to such person's spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and the Participating Company therefor.

    11.3 Nonalienation. No interest, expectancy, benefit, payment, claim or right of any Participant or Beneficiary under the Plan shall be (a) subject in any manner to any claims of any creditor of the Participant or Beneficiary, (b) subject to the debts, contracts, liabilities or torts of the Participant or Beneficiary or (c) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person shall attempt to take any action contrary to this Section, such action shall be null and void and of no effect, and the Committee and of the Participating Company shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof.
if the Participant, Beneficiary, or any other beneficiary hereunder shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event, the Committee may hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary or the spouse, children, or other dependents of the Participant or Beneficiary, or any of them, in such manner and in such amounts and proportions as the Committee may deem proper.

    11.4 Missing Payee. If the Committee cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, and if, after five years from the date such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the records of the Committee or the Company, and within three months after such mailing such person has not made written claim therefor, the Committee, if it so elects, after receiving advice from counsel to the Plan, may direct that such payment and all remaining payments otherwise due to such person be cancelled on the records of the Plan and the amount thereof forfeited, and upon such cancellation, the Participating Company shall have no further liability therefor, except that, in the event such person later notifies the Committee of such person's whereabouts and requests the payment or payments due to such person under the Plan, the amounts otherwise due but unpaid shall be paid to such person without interest for late payment.

    11.5 Required Information. Each Participant shall file with the Committee such pertinent information concerning himself or herself, such Participant's Beneficiary, or such other person as the Committee may specify, and no Participant, Beneficiary, or other person shall have any rights or be entitled to any benefits under the Plan unless such information is filed by or with respect to the Participant.

    11.6 No Trust or Funding Created. The obligations of the participating Company to make payments hereunder shall constitute a liability of the Participating Company to a Participant or Beneficiary, as the case may be. Such payments shall be made from the general funds of the Participating Company, and the Participating Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant's life, or otherwise to segregate assets to assure that such payment shall be made, and neither a Participant nor a Beneficiary shall have any interest in any particular asset of the Participating Company by reason of its obligations hereunder. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Participating Company and a Participant or any other person. The rights and claims of a Participant or a Beneficiary to a benefit provided hereunder shall have no greater or higher status than the rights and claims of any other general, unsecured creditor of the Participating Company.

    11.7 Binding Effect. Obligations incurred by the Participating Company pursuant to this Plan shall be binding upon and inure to the benefit of the Participating Company, its successors and assigns, and the Participant and the Participant's Beneficiary.

    11.8 Merger or Consolidation. In the event of a merger or a consolidation by the Participating Company with another corporation, or the acquisition of substantially all of the assets or outstanding stock of the Participating Company by another corporation, then and in such event the obligations and responsibilities of the Participating Company under this Plan shall be assumed by any such successor or acquiring corporation, and all of the rights, privileges and benefits of the Participants and Beneficiaries hereunder shall continue.

    11.9 Entire Plan. This document, any written amendments hereto, the SERP Agreements and the Split-Dollar Benefit Agreements contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

    IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of this 1st day of July, 1994.

                              RISER FOODS, INC.


                              By:
                              Charles A. Rini, President

ATTEST:



Thomas A. Rego, Secretary

                            EXHIBIT A

                          SERP AGREEMENT



    THIS SERP AGREEMENT is made as of this      day of
 , 1995 by and
between Riser Foods, Inc. (the "Employer") and
         , an employee of the
Employer (the "Participant").


                      W I T N E S S E T H:

    WHEREAS, the Board of Directors of the Employer has adopted the Supplemental Retirement Plan of Riser Foods, Inc. (the "Plan") for the purpose of providing additional incentives to a select group of highly compensated or management employees of the Employer; and

    WHEREAS, the Participant has been selected for participation in the Plan;

    WHEREAS, this Agreement is made to evidence the Participant's participation in the Plan and to set forth certain bases for determining the Participant's benefits under the Plan.

    NOW, THEREFORE, the Employer and the Participant hereby agree as follows:

    1. Incorporation of Plan. The Plan (and all its provisions), as it now exists and as it may be amended hereafter, is incorporated herein and made a part of this Agreement.

    2. Definitions. When used herein, terms that are defined in the Plan shall have the meanings given them in the Plan unless a different meaning is clearly required by the context.

    3. No Interest Created. Neither the Participant, the Participant's Beneficiary, nor any other person claiming under the Participant shall have any interest in any assets of the Employer, including policies of insurance. The Participant and such Beneficiary shall have only the right to receive benefits under and subject to the terms and provisions of the Plan and this Agreement.

    4.    SERP Target Benefit.  The Participant's SERP Target
Benefit is $               .

    [5.   Pre-Reitrement Death Benefit.  The Participant is a
Non-Insurable Participant and, pursuant to Section 4.1 of the Plan, the Participant's Pre-Retirement Death Benefits are those set forth on the attached Schedule 5.]

    6.    Years of Service.  As of the date of this Agreement, the
Participant has     Years of Service.

    7. Non-Competition. As provided in the Plan, the Employer shall have no obligation to pay any benefits to or on behalf of the Participant if the Participant is in violation of the provisions or spirit of Section 6.2 of the Plan or the Participant otherwise associates with or becomes interested in a business which competes with the Employer or an Affiliate.

    8. Faithful Performance. As provided in the Plan, the Employer shall have no obligation to pay any benefits to or on behalf of the Participant if the Participant defrauds the Employer or an Affiliate, embezzles money or property of the Employer or an Affiliate, or willfully discloses without authorization and to the injury of the Employer or an Affiliate proprietary or confidential information.

    9. Suicide. As provided in the Plan, except as provided in the Participant's Split-Dollar Benefit Agreements (or if Section 5 is applicable with respect to a Non-Issuable Participant, then except as provided in said Participant's SERP Agreement), the Employer shall have no obligation to pay any benefits on behalf of the Participant if the Participant commits suicide with 12 months of the date of this Agreement.

    10. Entirement Agreement. This Agreement contains the entire agreement and understanding of the Employer and the Participant with respect to the matters contained herein and supersedes and replaces all prior agreements and understandings, written or oral, with respect thereto.

    IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals on the date and year first above written.


                              "COMPANY"


                              By:
                                                      President

                              "PARTICIPANT"


                                   Name

                           EXHIBIT B
                     BENEFICIARY DESIGNATION


TO:       Administrative Committee of Supplemental Retirement Plan
(SERP") of Riser Foods, Inc.

FROM:     Name:

          Address:



          Social Security No.:


    I, a Participant in the SERP, hereby name the following person or persons, entity or entities (herein called "Designated
Beneficiary(ies)") to receive such amounts, if any, that are payable under the SERP after may death (herein called "Survivor
Benefits"):


                                                      Social
    Name and Relationship           Address         Security No.

1.





2.





3.





4.

    If my Survivor Benefits, if any, are to be paid to more than one Designated Beneficiary, I understand that such Survivor
Benefits shall be divided equally between or among such Designated
Beneficiaries.

    If any Designated Beneficiary(ies) named above is (are) not in existence at my death or dies before all Survivors Benefits have been paid to such Designated Beneficiary(ies), then I name the following Contingent Designated Beneficiary(ies) to receive the benefit that such Designated Beneficiary would have received:


                                                      Social
    Name and Relationship           Address         Security No.

Contingent Beneficiary to Designated Beneficiary No.      :







Contingent Beneficiary to Designated Beneficiary No.      :







Contingent Beneficiary to Designated Beneficiary No.      :







Contingent Beneficiary to Designated Beneficiary No.      :







    I understand that if a Designated Beneficiary dies before I do and there is no Contingent Designated Beneficiary names to take such Designated Beneficiary's share, then the Survivor Benefits will be paid to my surviving spouse, if any, and if not to my estate.

    I further understand that if a Designated Beneficiary dies after I do but before all Survivor Benefit payments have been made to such Designated Beneficiary and there is no contingent Designated Beneficiary named to take such Designated Beneficiary's share, then the remaining payments will be made to the Designated Beneficiary's estate. If a Contingent Designated Beneficiary dies before all Survivor Benefits have been made to such beneficiary, then the remaining payments shall be made to such Contingent Beneficiary's estate.

    I understand that this Beneficiary Designation Form shall remain in effect until revoked by me in writing or until superseded by my execution and delivery of a substitute Beneficiary
Designation Form. I understand that no such revocation or substitute Beneficiary Designation Form will be effective until it is actually received by the Committee.

    I understand that Survivor Benefit payments will have federal and state tax consequences and that such consequences may depend on the identify of the beneficiary of such payments (for example, whether the Beneficiary is my spouse); and I acknowledge that I have been advised to consult an independent, professional tax advisor before completing this Beneficiary Designation Form.



                                    Participant's Signature

                              Date:

               SUPPLEMENTAL RETIREMENT PLAN (SERP)

                               OF

                        RISER FOODS, INC.
























F:\CLIENTS\6064\681\82.PAM

                  SUPPLEMENTAL RETIREMENT PLAN
                               OF
                        RISER FOODS, INC.

                        TABLE OF CONTENTS

                                                  Page
Preamble
ARTICLE I.  REFERENCES, CONSTRUCTION AND DEFINITIONS
       1.1          Accrual Fraction                1
       l.2          Accrued SERP Benefit            1
       l.3          Affiliate                       1
       1.4          Authorized Leave of Absence     1
       1.5          Beneficiary                     2
       l.6          Board                           2
       l.7          Code                            2
       l.8          Committee                       2
       l.9          Company                         2
       l.l0         Deferred Retirement             2
       1.11         Disability Retirement           2
       l.l2         Early Retirement                2
       l.l3         Effective Date                  2
       l.l4         Employee                        2
       l.l5         ERISA                           2
       l.l6         Insurable Participant           3
       l.l7         Normal Retirement               3
       l.l8         Normal Retirement Age           3
       l.19         Participant                     3
       l.20         Participating Company           3
       l.21         Plan                            3
       l.22         Plan Administrator              3
       l.23         Retirement                      3
       l.24         SERP Agreement                  4
       l.25         SERP Target Benefit             4
       l.26         Service                         4
       l.27         Severance                       4
       l.28         Split-Dollar Benefit Agreement  4
       l.29         Surviving Spouse                4
       l.30         Termination of Employment       4
       l.31         Total Disability                5
       l.32         Vested Percentage               5
       l.33         Years of Plan participating     5
       l.34         Years of Service                5


ARTICLE II.  ELIGIBILITY AND PARTICIPATION
       2.1          Eligibility                     5
       2.2          Participation                   5
       2.3          Duration of Participation       6
/TABLE

ARTICLE III.  RETIREMENT BENEFITS                   6
       3.1          Normal Retirement Benefits      6
       3.2          Early Retirement Benefits       6
       3.3          Deferred Retirement Benefits    6
       3.4          Disability Retirement Benefits  7
       3.5          Payments to Beneficiary         7
       3.6          Reemployment                    7


ARTICLE IV.  PRE-RETIREMENT DEATH BENEFIT
       4.l          Eligibility                     7
       4.2          Commencement and Duration       7
       4.3          Amount                          8


ARTICLE V.  SEVERANCE BENEFITS
       5.l          Eligibility                     8
       5.2          Commencement and Duration       8
       5.3          Amount                          8
       5.4          Payments to Beneficiary         8
       5.5          Reemployment                    8


ARTICLE VI.  CONDITIONS
       6.l          Suicide                         9
       6.2          Noncompetition                  9
       6.3          Faithful Performance            9


ARTICLE VII.  ADMINISTRATION OF THE PLAN
       7.1          Powers and Duties of the Committee9
       7.2          Agents                          9
       7.3          Reports to Board               10
       7.4          Structure of Committee         10
       7.5          Adoption of Procedures of Committee10
       7.6          Instructions for Payment       10
       7.7          Claims for Benefits            10
       7.8          Hold Harmless                  11
       7.9          Service of Process             11


ARTICLE VIII.  DESIGNATION OF BENEFICIARIES
       8.l          Beneficiary Designation        12
       8.2          Failure to Designate Beneficiary12


ARTICLE IX.  WITHDRAWAL OF PARTICIPATING COMPANY
       9.l          Withdrawal of Participating Company12
       9.2          Effect of Withdrawal           12
/TABLE

ARTICLE X.  AMENDMENT OR TERMINATION OF THE PLAN
       l0.l         Right to Amend or Terminate Plan13
       l0.2         Notice                         13


ARTICLE XI.  GENERAL PROVISIONS AND LIMITATIONS
       ll.l         No Right to Continued Employment14
       ll.2         Payment on Behalf of Payee     14
       ll.3         Nonalienation                  14
       ll.4         Missing Payee                  14
       ll.5         Required Information           15
       ll.6         No Trust or Funding Created    15
       ll.7         Binding Effect                 15
       ll.8         Merger or Consolidation        15
       ll.9         Entire Plan                    16